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                                                                    EXHIBIT 12.3
UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                            Year ended December 31
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Millions of dollars                                                             1999      1998       1997       1996         1995
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
Earnings from continuing operations                                             $141      $115       $633       $370         $177
Provision for income taxes                                                       128       181         90        248          187
Minority Interests                                                                16         7          9          2            -
Distributions (Less Than) Greater Than equity in earnings of affiliates           (4)       (2)       (65)       (12)          15
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      Earnings subtotal                                                          281       301        667        608          379
Fixed charges included in earnings:
   Interest expense                                                              199       177        183        279          291
   Interest portion of rentals                                                    22        20         23         40           41
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      Fixed charges subtotal                                                     221       197        206        319          332
Earnings from continuing operations
   available before fixed charges                                               $502      $498       $873       $929         $711
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Fixed charges:
   Fixed charges included in earnings                                            221       197        206        319          332
   Capitalized interest                                                           16        26         35         15           35
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      Total fixed charges                                                       $237      $223       $241       $334         $367
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Ratio of earnings from continuing operations
    to fixed charges                                                             2.1       2.2        3.6        2.8          1.9
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(a) Includes pre-tax impairment of :                                              23       102         69         75          105

The ratio of earnings, excluding impairment, to fixed charges would be:          2.2       2.7        3.9        3.0          2.2

(b) Calculated as one-third of operating rental expense.
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